Exhibit 99.1

CONSENT

The undersigned, who has agreed to serve as a member of the Board of Directors of Equinix, Inc. (the “Company”) upon the commencement of his employment with the Company on April 2, 2007, hereby grants the Company consent to use his name in its Registration Statement on Form S-3 and all amendments, including post-effective amendments, to the Registration Statement.

Dated: March 22, 2007

/s/ Stephen M. Smith
Stephen M. Smith